Exhibit 10.2

8323 Walton Parkway
New Albany, Ohio 43054
January 8, 2007
Kenneth T. Stevens
7309 Lambton Park Road
New Albany, Ohio 43054
Dear Ken:
It is with great pleasure that we extend the following offer of employment to you. We feel confident you have the capabilities and talent to quickly become a very successful contributor at Tween Brands, Inc.
The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment with Tween Brands.

Job Title:	President – Chief Operating Officer

Reporting To:	Michael Rayden

Start Date:	January 29, 2007

Annual Pay Rate:	$800,000

In addition, you may be considered for an annual performance evaluation. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Sign On Bonus:	5,000 Shares

Tween Brands will grant you 5,000 Shares of Restricted Stock. This stock will fully vest (100% of the Shares) effective two (2) years from your start date with the Company.

Vacation:	4 weeks per fiscal year beginning fiscal year 2007.

Vacation time is earned by employees on a fiscal year basis. Upon termination of employment, employees receive a pro rata pay out of unused vacation time based on the number of worked months in the fiscal year.

Benefits:	Your participation in the benefits program is outlined below. Also enclosed with this letter is a benefits document that provides additional detail regarding eligibility periods & benefit effective dates. You will be eligible for the health, life and disability benefits, as described below, the first of the month following 30 days of full time employment.

Health Benefits: You will be eligible to participate in the medical, dental and vision insurance programs offered by Tween Brands. An overview of the program as well as the bi-weekly premiums is outlined in the enclosed benefits document.

Life Insurance: You will receive 4 times your annual base pay ($1,000,000 maximum) paid for by Tween Brands. In addition, you will have the option to purchase additional life insurance for yourself, spouse, and children all at very competitive rates.

Disability Insurance: You will be eligible to participate in the salary continuation, short-term and long-term disability insurance program offered by Tween Brands. The salary continuation program provides 100% of your pay for up to 30 days beginning on day 6 of the disability. Short & Long-term disability both provide 60% of your pay, which can last up to age 65 with long-term disability. All payments are based on physician certification and medical necessity.

Retirement: Upon completion of eligibility requirements, you will be eligible for the Savings and Retirement Plan. Each year, Tween Brands makes a discretionary contribution of 3% of your pay up to the social security wage base and 6% of your pay above from year’s 1 thru 5. After 5 years, the company makes a discretionary contribution of 4% of your pay up to social security wage base and 7% of your pay above.

401(k): Upon completion of your eligibility requirements, you will be eligible to participate in the 401(k) Retirement Plan. This plan allows you the opportunity to defer your money (as much as 50% up to IRS limits) into the pre-tax 401(k) Retirement Plan. These contributions are not eligible for an employer match.

Deferred Compensation: Upon completion of eligibility requirements, you will be eligible to participate in the Deferred Compensation Plan. This plan allows you the opportunity to defer your money (up to 50%) into the pre-tax Deferred Compensation Plan. In addition, the company will match your first 3% of deferrals on a 2-for-1 basis (3% — meaning 3% of your annual salary). In other words, if you put in 3% then the company will also put in 6% for a total contribution of 9%.

Limited Too & Justice Discount: You will receive a 40% discount on purchases at all Limited Too stores and 40% discount at all Justice Stores immediately upon employment.

Incentive Compensation:	Participation in the Incentive Compensation (cash bonus) program at a target level of 100% of your annual base salary. Your initial annual target level is $800,000. Maximum annual payout is double your target level ($1,600,000 maximum).

All Incentive Compensation (IC) payouts are based on Tween Brands, Inc.’s financial results and your individual performance results, and can vary from zero (0) to a maximum of double your target level.

IC is paid twice a year at the end of each season (August and February). The Spring Season is weighted at 40%; the Fall Season is weighted at 60%.

All participants must be actively employed on the day IC is paid out to be eligible for an IC payment.

You will be eligible for the IC program beginning the “Spring” 2007 season. You will be guaranteed six (6) months of Spring IC (100% x $800,000 = $800,000 x 40% = $320,000 guaranteed).

Your Spring guaranteed target bonus ($320,000) will be paid to you in stock or cash, at your request. If taken as stock, the strike price to determine the number of shares shall be the closing price of Tween Brands stock on the day the Compensation Committee approves the Spring Bonus Payout (e.g., $320,000 ÷ closing price day of Compensation Committee approval = number of shares granted.)

Stock Options:	You will receive 50,000 Stock Options, plus 25,000 Restricted Stock Shares upon employment date, as outlined below.

The price of option shares will be the closing price of our stock on the first day of employment.

These 50,000 Stock Options are exercisable as follows:

Vesting Period	# Vested Per Year	Total Vested
25% vested after 1 year	12,500	12,500
25% vested after 2 years	12,500	25,000
25% vested after 3 years	12,500	37,500
25 % vested after 4 years	12,500	50,000

These 25,000 Restricted Stock Shares are exercisable as follows:

Vesting Period	# Vested Per Year	Total Vested
25% vested after 1 year	6,250	6,250
25% vested after 2 years	6,250	12,500
25% vested after 3 years	6,250	18,750
25 % vested after 4 years	6,250	25,000

Stock exercising, along with other items, is described in the terms and conditions of the plan document.

All future grants will be made commensurate with your position and performance on an annual basis. And all stock grants are contingent upon the approval from the Board of Directors.

Reimbursement of Certain
Legal & Financial
Planning Costs:	You will be entitled to receive reimbursement of expenses (up to a maximum total amount of $10,000) associated with (a) legal fees related to the negotiation of your employment agreements with Tween Brands, Inc. and (b) costs related to the transfer of certain accounts from Deloitte & Touche to another financial planner. You agree to provide receipts for all such expenses for which you seek reimbursement. These fees will be reimbursed, including any gross-up requested to grant you full reimbursement to a maximum of $10,000.

Board of Directors:	We agree to recommend you as a director nominee to the Board of Directors of Tween Brands, Inc.

Executive Coaching:	Tween Brands, Inc. will provide an executive coach to work with you and the CEO, as you both agree.

Employment Agreement
&
Executive Agreement	See attached.

If you agree with our offer as specified above, please sign both copies, keep one for your records and return one in the enclosed envelope. We are looking forward to the beginning of a mutually beneficial association.
This employment offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services. It is further understood that this letter is intended for purposes of explaining the details of the total offer and does not represent any inferred short or long-term commitments other than those described in the letter. This is not a contract. All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. In addition, this offer is contingent upon a satisfactory background check, the execution of definitive agreements, and formal approval by the Board of Directors of this offer. At Tween Brands, Inc. an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at anytime, by either the employee or the employer.
Once again, we feel confident you have the capabilities and talent to quickly become a very successful contributor at Tween Brands.

Sincerely,	I accept your offer as specified above.

/s/ Michael W. Rayden Michael W. Rayden	/s/ Kenneth T. Stevens Kenneth T. Stevens
Chairman, President & CEO
Phone: (614) 775-3510
Fax: (614) 775-3930

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